NEWS RELEASE

For immediate release Friday, June 30, 2000

COACHMEN INDUSTRIES EXPECTS LOWER 2ND QUARTER RESULTS

ELKHART, INDIANA--Coachmen Industries, Inc. (NYSE: COA) announced today that reduced motorhome shipments will result in lower than anticipated earnings for the second quarter. While towable RV shipments are relatively flat compared to last year at this time, the company has experienced a downturn in motorhome demand, which is generally consistent with what other manufacturers have also reported. A softening of the economy, higher gas prices and increased interest rates along with an inventory adjustment on the part of dealers have all contributed to the expected lower results for the quarter.

Coachmen Industries, Inc. is one of the nation's leading producers of recreational vehicles and is the largest producer of modular homes in the U.S. Recreational vehicles comprised 82 percent of Coachmen Industries' first quarter sales and modular homes represented 18 percent.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers and other risks identified in the Company's SEC filings.

For more information:
James E. Jack
Executive Vice President and
Chief Financial Officer
219-262-0123

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